Exhibit 99.1

CRAIG KELBEL TO RETIRE FROM

HCC INSURANCE HOLDINGS, INC.

HOUSTON (December 17, 2014) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that Craig J. Kelbel, Executive Vice President, Accident & Health and President and Chief Executive Officer of HCC Life Insurance Company (HCC Life), will retire effective January 31, 2015.  Following his retirement, Mr. Kelbel will continue to serve HCC in a consulting capacity and as Chairman of the Board of Directors of HCC Life, a wholly-owned subsidiary of HCC.

“With over 15 years of service at HCC, we want to thank Craig for his countless contributions.  Under his leadership, HCC Life has successfully grown to become a leading provider of medical stop-loss insurance.  We wish Craig the best in retirement and are confident that he has prepared HCC Life for continued success going forward,” said Christopher J.B. Williams, HCC’s Chief Executive Officer.

Upon Mr. Kelbel’s retirement, Daniel A. Strusz will become President and Chief Executive Officer of HCC Life.  He has over 30 years of industry experience, including 13 years with HCC Life.  Mr. Strusz is currently Executive Vice President and Chief Operating Officer of HCC Life.

“With his extensive knowledge of medical stop-loss insurance and years of managerial experience, we are pleased to have Dan take over as CEO of HCC Life.  We congratulate him on this promotion and look forward to continuing to work alongside him as he leads and grows HCC Life,” commented Mr. Williams.

HCC Life is a leading provider of medical stop-loss insurance through brokers, consultants and third party administrators.  The Company’s extensive product portfolio also includes group term life and short-term medical insurance.  HCC Life has financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.  The Company is backed by the financial strength of its parent company, HCC Insurance Holdings, Inc.  For more information about HCC Life, please visit http://www.hcc.com/life.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of September 30, 2014, HCC had assets of $10.8 billion and shareholders’ equity of $3.9 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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